Exhibit 4.4

DESCRIPTION OF GRAPHJET TECHNOLOGY SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our Amended and Restated Memorandum of Association and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Amended and Restated Memorandum of Association and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Pursuant to our Amended and Restated Memorandum of Associated, our authorized share capital is $6,000,000 divided into 1,000,000,000 Class A Ordinary Shares each of par value $0.006 per share. As of December 23, 2025, there were 3,845,062 Class A Ordinary Shares issued and outstanding.

Ordinary Shares

General

Holders of the Class A Ordinary Shares are entitled to one vote for each Graphjet Technology Ordinary Share held on all matters to be voted on by shareholders. Graphjet Technology will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of Graphjet Technology resolves that share certificates be issued.

Dividends

The holders of the Class A Ordinary Shares will be entitled to such dividends as may be declared by the board of directors of Graphjet Technology may in its discretion lawfully declare from time to time. Under the laws of the Cayman Islands, Graphjet Technology may pay a dividend out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in Graphjet Technology being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

In respect of all matters upon which holders of the Class A Ordinary Shares are entitled to vote, voting at any meeting of shareholders will be by poll. Unless their Class A Ordinary Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all holders of the Class A Ordinary Shares are entitled to vote at a general meeting, and all holders of Class A Ordinary Shares holding those shares of a particular class are entitled to vote at a meeting of the holders of that class.

An ordinary resolution to be passed by the shareholders will require the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Graphjet Technology Ordinary Shares that are present in person or represented by proxy and are entitled to vote thereon at the Extraordinary General Meeting, while a special resolution will require the affirmative vote of at least two-thirds of the holders of the issued and outstanding Graphjet Technology Ordinary Shares that, being entitled to do so, vote in person or by proxy at the Extraordinary General.

Transfer of Ordinary Shares

Subject to applicable laws, including the Companies Act, securities laws, common law and the restrictions contained in the proposed memorandum and articles of association, any of Graphjet Technology shareholders may transfer all or any of their Class A Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors of Graphjet Technology.

Notwithstanding the foregoing, the board of directors of Graphjet Technology will decline to register any transfer of any ordinary shares which were issued on terms which require them to be transferred with another share, option or warrant unless satisfactory evidence is produced of the like transfer of such share, option or warrant.

Liquidation

On a return of capital on winding up, if the assets available for distribution amongst Graphjet Technology shareholders shall be insufficient to repay all of the issued share capital, the assets will be distributed so that the losses are borne by Graphjet Technology shareholders in proportion to the par value of the shares held by them. If the assets available for distribution is more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst Graphjet Technology shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Graphjet Technology for unpaid calls or otherwise.

Variations of Rights of Shares

If at any time the Class A Ordinary Shares capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied only with consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a special resolution passed by the affirmative vote of at least two-thirds of such holders of the issued and outstanding shares of that class as, being entitled to do so, vote in person or by proxy at a separate meeting of the shareholders of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

Graphjet Technology will hold an annual general meeting at such time and place as the board of directors of Graphjet Technology will determine. At least five (5) clear days’ notice shall be given for any general meeting. The directors of Graphjet Technology may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an Extraordinary General Meeting. One or more shareholders who together hold not less than a majority of the issued and outstanding Class A Ordinary Shares entitled to attend and vote at such meeting, being individuals present in person or by proxy shall be a quorum.

Inspection of Books and Records

The board of directors of Graphjet Technology or the shareholders by ordinary resolution will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of Graphjet Technology will be open to the inspection by Graphjet Technology shareholders, and no Graphjet Technology shareholder will otherwise have any right of inspecting any account or book or document of Graphjet Technology except as required by the Companies Act.

Changes in Capital

Graphjet Technology may from time to time by ordinary resolution:

●	increase the share capital by such sum, with such rights, priorities and privileges annexed thereto, as Graphjet Technology in general meeting may determine;

●	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

●	convert all or any of its paid-up shares into equity and reconvert that equity into paid-up shares of any denomination;

●	sub-divide its existing shares or any of them into shares of a smaller amount; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Warrants

The Company has assumed 12,028,075 Energem warrants outstanding, which consisted of 11,500,000 public warrants and 528,075 private warrants. All of these warrants met the criteria for equity classification.

Each whole Warrant entitles the registered holder to purchase one whole share of the Company’s Class A Ordinary Shares at a price of $11.50 per share. Pursuant to the warrant agreement, a warrant holder may exercise its Warrants only for a whole number of ordinary shares. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will expire five years after the completion of the Company’s initial business combination or earlier upon redemption or liquidation.

Graphjet Technology will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Graphjet Technology satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and Graphjet Technology will not be obligated to issue a Graphjet Technology Ordinary Share upon exercise of a warrant unless Graphjet Technology Ordinary Share upon issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

In no event will Graphjet Technology be required to net cash settle any warrant except for the Sponsor Warrants. The Sponsor Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period except that the Sponsor Warrants (i) are non-redeemable so long as they are held by the Sponsor or its permitted transferees, and (ii) may be exercised by the Sponsor and its permitted transferees for cash or on a cashless basis. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Graphjet Technology Class A Ordinary Share underlying such unit.

Exempted Company

Graphjet Technology is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

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